UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 21, 2015
Date of Report

ISMO TECH SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-193328	46-4013793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

C/O Sanders Ortoli Vaughn-Flam Rosenstadt LLP 501 Madison Ave., New York NY	11238
(Address of principal executive offices)	(Zip Code)

(212) 588-0022
Registrant’s telephone number, including area code

Casa 11 - Princesa de Gales
Calle Oxford, Las Cumbres
Panama, Republic de Panama
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2015, we appointed Denis Corin to our Board of Directors.   Mr. Corin is a management consultant. He has worked for large pharmaceutical (Novartis) and diagnostic instrumentation companies (Beckman Coulter) in their sales organizations responsible for sales in multi-product disciplines including pharmaceuticals and diagnostics and diagnostic automation equipment. After Novartis and Beckman Coulter, he served as Director of Investor Relations in the small-cap biotech arena at MIV Therapeutics Inc, a company specializing in next generation drug delivery and drug eluting cardiovascular stents. Mr. Corin served as an executive and on the board of directors of TapImmune Inc. from July 2009 to May 2012 He holds a Bachelors degree in Economics and Marketing, from the University of Natal, South Africa.

We have entered into an Advisory Agreement with Mr. Corin pursuant to which he will assist us with (i) all business development activities, business planning and direction, (ii) the implementation of financial controls and systems, (iii) the negotiation of any business transactions, (iv) the preparation and filing of regulatory submissions and (v) the area of financing and capital structure.  In exchange for these services, we will provide Mr. Corin with $10,000 per month following the completion of a capital raise, 1,000,000 shares of our common stock (indirectly through his consulting company) and bonuses as to be agreed upon between the Company and Mr. Corin. The Advisory Agreement has a term of two years and is automatically renewable without notice for additional two-year periods.  That agreement may be terminated by either party with 90 days’ notice, provided that if we terminate Mr. Corin without cause prior to the end of the first two-year period, we will be liable for all compensation due in that two year period.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

EXHIBIT INDEX

Exhibit	Description

10.1	Advisory Agreement, dated April 21, 2015, between Denis Corin and ISMO Tech Solutions, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISMO TECH SOLUTIONS, INC.
Date: April 29, 2015	By: /s/ Enrique Navas Name: Enrique Navas Title: Chairman and CEO